Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cannae Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-221694) on Form S-8 of Cannae Holdings, Inc. of our report dated May 11, 2017, except as to Notes A and N, which are as of August 21, 2017, with respect to the combined statement of operations, comprehensive loss, equity, and cash flows of Fidelity National Financial Ventures Operations for the year ended December 31, 2015, and the related notes, which report appears in the December 31, 2017 annual report on Form 10-K of Cannae Holdings, Inc.

/s/ KPMG LLP

Jacksonville, Florida
March 26, 2018
Certified Public Accountants